 Blue Sphere Corporation S-1/A

Exhibit 10.41

AMENDED AND RESTATED

BLUE SPHERE CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

February 1, 2017

I.     GENERAL PROVISIONS

1.1	This Plan. This Amended and Restated Non-Employee Director Compensation Plan (this “Plan”) of Blue Sphere Corporation (the “Company”) shall supersede and replace in its entirety the Company’s Non-Employee Director Compensation Plan, dated April 27, 2016.

1.2	Purpose. The purpose of this Plan is to provide a comprehensive compensation program to attract and retain qualified individuals who are not employed by the Company or its subsidiaries to serve on the Company’s Board of Directors (the “Board”). In particular, this Plan aligns the interests of such directors with those of the Company’s Stockholders by providing that a significant portion of such directors’ compensation is directly linked to the value of shares of common stock of the Company, par value $0.001 per share (“Common Stock”).

1.2	2016 Incentive Plan. The Company’s 2016 Stock Incentive Plan (the “Stock Incentive Plan”), which was approved by the Board on April 27, 2016 and by a majority of the Company’s shareholders on November 23, 2016, provides for the award of equity-based incentive compensation to employees, consultants, office holders and directors.

1.3	Date of Effectiveness. All compensation, fees, awards or other forms of compensation under this Plan shall accrue as of January 1, 2016.

II.    ANNUAL RETAINERS, MEETING FEES AND OTHER AWARDS

2.1	Annual Cash Retainer. Each non-employee director shall be entitled to receive an annual cash retainer for his or her Board service in the amount of USD $20,000.
2.2	Annual Stock Award.

(a)	Grants of equity awards made under this Plan shall be made under the Stock Incentive Plan, or such successor plan that is in effect from time to time.

(b)	As part of the annual retainer compensation, vesting in quarterly installments ending on March 31st, June 30th, September 30th and December 31st of each calendar year, each non-employee director who serves as a member of the Board during such fiscal quarter will receive an award of restricted shares of Common Stock.

(c)	The number of shares of Common Stock granted to a non-employee director in each fiscal quarter shall be determined by dividing the sum of USD $12,500 by the closing price per share of Common Stock on the last trading day of such fiscal quarter, as reported on the OTCQB Venture Marketplace, or such other trading market or exchange that the Common Stock may hereinafter be traded or quoted. Any partial shares of Common Stock resulting from the forgoing calculation will be rounded up to the nearest whole number of shares.

2.3	Meeting Fees. Each non-employee director shall receive a fee payable in cash, for each meeting of a committee of the Board that he or she attends and for each Board meeting that he or she attends, in accordance with the table set forth below. In the event that one or more committee meetings are on the same day as a Board meeting, a director attending both will receive the full Board meeting fee, plus 50% of each committee meeting fee. Such payment(s) shall be made within 30 days after the date of the meeting(s).

Type of Meeting	Full Fee (Includes travel time, if applicable)
Board Meetings
Quarterly/Scheduled – In Person	$1,500.00
Quarterly/Scheduled–By Teleconference	$500.00
Special – By Teleconference	$250.00
Committee Meetings
Audit Committee	$500.00
Finance Committee	$500.00
Compensation Committee	$500.00
Nominations Committee	$500.00

2.4	Expenses. The Company shall reimburse each non-employee director for reasonable travel and other business-related expenses incurred by such non-employee director in the fulfillment of his or her duties hereunder, provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.5	Payment of Award; Pro-Rata Payments.

(a)	A non-employee director who commences service after the beginning of a fiscal year or ends service prior to the end of a fiscal year shall be entitled to a pro-rated portion of the payments described in Section 2.1. The amount of the payment(s) shall be determined based on the number of days during the semi-annual period that a new non-employee director is in active service as a director of the Board, based on a 182 day semi-annual period beginning on January 1st and ending on June 30th and a 183 day semi-annual period beginning on July 1st and ending on December 31st. The pro-rated portion of the annual retainer, if any, is payable at the next regularly scheduled payment for the incumbent non-employee directors.

(b)	Payments described in Section 2.1 shall be payable to the non-employee directors in two equal installments, each within a reasonable period of time following June 30th and December 31st, or at such other time as is reasonably determined by the Board in its sole determination.

(c)	A non-employee director who commences service after the beginning of a fiscal quarter or ends service prior to the end of a fiscal quarter shall be entitled to a pro-rated award of Common Stock described in Section 2.2. The amount of the award shall be determined based on the number of days during the fiscal quarter that a new non-employee director is in active service as a director of the Board, based on a 91 day calendar quarter. The pro-rated portion of the award, if any, is payable at the next regularly scheduled issuance of awards of Common Stock for the incumbent non-employee directors.

(d)	Issuances of awards of Common Stock described in Section 2.2 shall be made to the non-employee directors within a reasonable period of time following the day such award(s) vest pursuant to Section 2.2, or at such other time as is reasonably determined by the Board in its sole determination.

III.  ADDITIONAL PROVISIONS

3.1	Administration. This Plan shall be administered by the Compensation Committee of the Board (or if there is no such committee, by the Board or by another committee of the Board serving a similar function) which shall have the power to interpret this Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the Stock Incentive Plan, or any successor plan, shall be applicable to equity awards granted under this Plan.

3.2	Governing Law. This Plan shall be governed by and subject to the laws of the State of Nevada and applicable federal laws.

3.3	Termination or Suspension. This Plan may be suspended or terminated at any time by action of the Board.

3.4	No Assignment. Unless otherwise provided by the Board, the right to receive any compensation under this Plan, whether under new or outstanding equity awards, may not be transferred, assigned, or subject to attachment or other legal process.

3.5	409A. To the extent any amounts paid under this Plan are subject to Section 409A of the Internal Revenue Code, this Plan will be interpreted in a manner to comply with the requirements of Section 409A of the Internal Revenue Code.

The Company has adopted this Plan effective on the date set forth above.

BLUE SPHERE CORPORATION

By:	/s/ Shlomi Palas
Shlomi Palas President and CEO

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